UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):   April 17, 2013

EFLO ENERGY, INC.
(Name of Small Business Issuer in its charter)

Nevada	000-54328	26-3062721
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

333 N. Sam Houston Parkway East, Suite 600, Houston, Texas 77060
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:	(281) 260-1034

EFL OVERSEAS, INC.
(Former name or former address if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

On April 13, 2013 the Company filed an 8-K report which pertained to the Company’s interests in the Kotaneele Gas Project (referred to by the Company as the “KGP”).  The KGP is in the Liard Basin, which is located the southeastern section of Yukon, Canada.  Exhibit 99.1, filed with the 8-K report referred to above, was a corporate presentation pertaining to the KGP.

Table 1 of the corporation presentation showed estimated gas reserves associated with the Company’s interest in the KGP.

The disclosure of reserves and resources in the corporate presentation was presented in accordance with Canadian securities laws.  The United States Securities and Exchange Commission (the “SEC”) generally permits U.S. reporting oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves, net of royalties and the interests of others.  The Company used certain terms in the corporate presentation, such as resources or contingent resources, that the SEC’s rules would prohibit a U.S. company from including in filings with the SEC.  The SEC generally does not permit U.S. companies to disclose net present value of future net revenue from reserves based on forecasted prices and costs.  In contrast, Canadian securities laws permit, among other things, the calculation of future net revenue from reserves based on forecasted prices and costs.  Canadian securities laws also permit the presentation of certain categories of resources and the disclosures of the Company’s share of production on a gross basis before deducting royalties.  The disclosure of reserves and resources in the corporate presentation were made on a gross basis using forecasted prices and cost assumptions.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EFLO ENERGY, INC.

Date: April 17, 2013	By:	/s/ Robert Wesolek
Robert Wesolek
Chief Financial Officer

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